Exhibit 99.1

KaloBios Announces Martin Shkreli’s Sale of His Stake in the Company

•   Another crucial milestone in the KaloBios transformation

•   Shifts all focus and resources to near-term incremental value catalysts

BRISBANE, Calif. – August 29, 2016 – KaloBios Pharmaceuticals, Inc. (OTC: KBIO), a biopharmaceutical company focused on advancing medicines for patients with neglected and rare diseases, today announced the sale by Martin Shkreli of his remaining shares of KaloBios common stock, fully eliminating his association with the company. KaloBios also outlined its priority goals as it continues to transform the company.

In private transactions, Mr. Shkreli sold his entire stake in KaloBios directly to other investors. Mr. Shkreli has zero ownership of the capital stock of, or ongoing financial interest in, the company. In addition, under the terms of the governance agreement announced July 7, Mr. Shkreli continues to be restricted from certain further actions concerning the company for a period of time.

“This transaction enhances our flexibility to execute the company’s strategy by removing an impediment to progress,” said Cameron Durrant, MD, KaloBios chairman and CEO. “The new KaloBios strategy is to leverage available U.S. regulatory incentives as a framework to swiftly and cost-effectively advance and strengthen our portfolio for neglected and rare diseases, with an interest in pediatric conditions.”

KaloBios has set out key near-term goals in executing this strategy:

•	Benznidazole – expect to have U.S. Food and Drug Administration (FDA) Pre-Investigational New Drug (IND) application meeting within the next six months to confirm the regulatory pathway for benznidazole in the treatment of Chagas disease, a neglected tropical disease.
•	Lenzilumab – continue enrolling patients in the company’s ongoing Phase 1 study of lenzilumab for Chronic Myelomonocytic Leukemia (CMML), with the expectation to use the data to help inform a possible study in Juvenile Myelomonocytic Leukemia (JMML), a rare pediatric condition.
•	Corporate – regain compliance with periodic reporting requirements of the Securities and Exchange Commission, and seek relisting on a national stock exchange.

Dr. Durrant stated, “We have come a long way quickly – overcoming obstacles, establishing the framework for success and leveraging a hard-driving mindset to advance our pipeline. Our differentiated strategy is gaining traction and we will continue to execute our plan through transformational models, such as responsible pricing and innovative internal and external approaches.”

KaloBios emerged from Chapter 11 bankruptcy June 30 with $14 million in equity financing. The company acquired the rights from Savant Neglected Diseases LLC to develop benznidazole for the treatment of Chagas disease and has initiated a Phase 1 study of its monoclonal antibody candidate lenzilumab for the treatment of CMML.

About KaloBios Pharmaceuticals, Inc.

KaloBios Pharmaceuticals, Inc. (OTC: KBIO) is a developmental stage biopharmaceutical company focused on advancing medicines for patients with neglected and rare diseases through innovative and responsible business models. Lead compounds in the KaloBios portfolio are benznidazole for the potential treatment of Chagas disease in the U.S., and the proprietary monoclonal antibodies, lenzilumab and ifabotuzumab (formerly KB004), for the potential treatment of various solid and hematologic cancers such as CMML and potentially JMML. For more information, visit www.kalobios.com.

1000 Marina Blvd, Suite 250    |    Brisbane, CA 94005    |    Phone 650.243.3100    |    Fax 650.243.3260    |    www.KaloBios.com

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the Company’s ability to execute its revised strategy and business plan; the ability of the Company to regain compliance with reporting requirements of the Securities and Exchange Commission; the ability of the Company to list its common stock on a national securities exchange; the success of the Company’s clinical trials for its product pipeline; the Company’s access to limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the Company has initiated or plans to initiate; the potential timing and outcomes of clinical studies of benznidazole, lenzilumab, ifabotuzumab or any other products undertaken now or in the future; the commercial viability of the Company’s proposed drug pricing program; the ability of the Company to timely source adequate supply of its development products from third-party manufacturers on whom the Company depends; the potential, if any, for future development of any of its present or future products; the Company's ability to successfully progress, partner or complete further development of its programs; the ability of the Company to identify and develop additional products; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the uncertainty of receiving a Priority Review Voucher; the Company's ability to protect the Company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and other factors listed under "Risk Factors" in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Investors:

Kim Sutton Golodetz

O: 212-838-3777

KGolodetz@lhai.com

Bruce Voss

O: 301-691-7100

BVoss@lhai.com

Media:

Lisa Guiterman

O: 301-217-9353

C: 202-330-3431

media@kalobios.com

1000 Marina Blvd, Suite 250    |    Brisbane, CA 94005    |    Phone 650.243.3100    |    Fax 650.243.3260    |    www.KaloBios.com